                            EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into effective the 1st day of July, 1997, by and between RECYCLING INDUSTRIES, INC., a Colorado corporation having its principal executive office at 384 Inverness Drive South, Suite 211, Englewood, CO 80112 (hereinafter referred to as the "Company"), and THOMAS J. WIENS (hereinafter referred to as the "Employee").

                                 W I T N E S S E T H:

     WHEREAS, the Company desires to continue to employ the Employee in an executive capacity and the Employee desires to remain in the Company's employ.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the meanings prescribed below:

     ACQUISITION shall mean the purchase by the Company of all the outstanding equity interests in, or substantially all of the assets and business of, a previously unaffiliated entity for the purposes of the Company assuming the continued operation of the acquired business as a going concern.

     AFFILIATE is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

     ANNUAL BONUS shall have the meaning assigned thereto in Section 4.2 hereof.

     BASE SALARY shall have the meaning assigned thereto in Section 4.1 hereof.

     BOARD OF DIRECTORS means the board of directors of the Company.

     BENEFICIAL OWNER shall have the meaning assigned thereto in Rule 13(d)-3 under the Exchange Act; provided, however, and without limitation, that any individual, corporation, partnership, group, association or other person or entity that has the right to acquire any Voting Stock at any time in the future, whether such right is (i) contingent or absolute or (ii) exercisable presently or at any time in the future, pursuant to any agreement or understanding or upon the exercise or conversion of rights, options or warrants, or otherwise, shall be the Beneficial Owner of such Voting Stock.

     BORROWING RATE shall mean the "prime lending rate" as reported by the Wall Street Journal plus 2%.

     BUSINESS DAY shall mean every day the New York Stock Exchange is open for business.

     CAUSE shall have the meaning assigned thereto in Section 5.3 hereof.

     CODE means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time during the Employment Period.

     COMMON STOCK means the Company's common stock, par value $.001 per share.

     COMPANY means Recycling Industries, Inc., a Colorado corporation, the principal executive office of which is located at 384 Inverness Drive South, Suite 211, Englewood, CO 80112.

     CONFIDENTIAL INFORMATION shall have the meaning assigned thereto in Section
8.2 hereof.

     DATE OF TERMINATION means the earliest to occur of (i) the date of the Employee's death, (ii) the date on which the Employee terminates this Agreement for any reason other than Good Reason or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.6 hereof.

     DISABILITY means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

     EFFECTIVE DATE means July 1, 1997.

     EMPLOYEE means Thomas J. Wiens, an individual residing at 5567 S. Perry Park Road, Sedalia, Colorado 80135.

     EMPLOYMENT PERIOD shall have the meaning assigned thereto in Section 3 hereof.

     EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.

     EXCISE TAX shall have the meaning assigned thereto in Section 11.1.

     GEORGETOWN ACQUISITION means the acquisition by the Company of Addlestone International Corporation's Georgetown, South Carolina Facility.

     GOOD REASON shall have the meaning assigned thereto in Section 5.5 hereof.

     GROSS-UP PAYMENT shall have the meaning assigned thereto in Section 11.1 hereof.

     HOSTILE CHANGE IN CONTROL of the Company shall mean the completion of a tender offer or exchange offer (other than an offer by the Corporation) which by its terms could result in the acquisition by an entity, person or group of 30% or more of the Company's Voting Stock, provided such tender offer is not recommended for acceptance to the shareholders of the Company by the Board of Directors.

     IMPOSITION OF EXCISE TAX shall have the meaning assigned thereto in Section 11.1.

     INITIAL TERM shall have the meaning assigned thereto in Section 3 hereof.

     NOTICE OF TERMINATION shall have the meaning assigned thereto in Section
5.6 hereof.

     PAYMENT shall have the meaning assigned thereto in Section 11 hereof.

     UNEXPIRED TERM shall have the meaning assigned thereto in Section 6.3(c) hereof.

     VOTING STOCK means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.

     WITHOUT CAUSE shall have the meaning assigned thereto in Section 5.4 hereof.

2.   GENERAL DUTIES OF COMPANY AND EMPLOYEE.

     2.1 The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company and to serve the Company as Chairman of the Board and Chief Executive Officer. At all times during the Employment Period, the Employee shall report directly to the Board of Directors and shall be elected to serve as a member of the Board of Directors and as the Chairman of the Board of Directors. The authority, duties and responsibilities of the Employee shall include those described in Schedule A to this Agreement, and such other or additional duties as may from time to time be assigned to the Employee by the Board of Directors (or a committee thereof) and agreed to by the Employee. While employed hereunder, the Employee shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee may (a) serve on corporate, civic, religious or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) participate in political and religious activities, including participation in a political campaign provided the Employee will comply with all laws and regulations related to such activities, and (d) manage and oversee personal investments and other business activities which are not competitive with the Company, so long as such activities do not significantly interfere with the performance of the Employee's duties and responsibilities; provided that such activities, alone or on a cumulative basis, do not interfere with the performance of the Employee's duties hereunder.

     2.2 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure Company's business, its interests or its reputation.

     2.3 The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.

     2.4 The Employee may search for and select, subject to the approval of the Board of Directors, an individual to serve as his successor to the office of Chief Executive Officer. If, during the Employment Period, a successor Chief Executive Officer is hired by the Company and provided the Employee continues to serve as Chairman of the Board of Directors, the duties of the Employee under this Section 2 shall be appropriately modified and all other terms of this agreement shall remain unchanged.

3.   TERM.

     Unless sooner terminated pursuant to other provisions hereof, the Employee's period of employment under this Agreement shall be a period of five years from the Effective Date (the "Initial Term"). Prior to the expiration of the Initial Term, the Company and the Employee may agree, in writing, to extend the Initial Term. The Initial Term and any and all renewals thereof are referred to herein collectively as the "Employment Period."

4.   COMPENSATION AND BENEFITS.

     4.1 BASE SALARY. As compensation for services to the Company, the Company shall pay to the Employee, until the Date of Termination, an annual base salary of $288,000 (the "Base Salary"). The Board of Directors (or a committee thereof), in its discretion, may increase the Base Salary based upon relevant circumstances. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

     4.2 LOAN. The Company shall loan the Employee the amounts and under the terms provided in this Section 4.2

          (i) LOAN AMOUNT. Commencing with the closing of the Georgetown Acquisition, the Company shall loan to the Employee up to $1,925,000 as follows (the "Loans"):

               (a) Upon the execution of this agreement, the Company shall loan to the Employee $85,000 in connection with the closing of the Georgetown Acquisition.

               (b) Upon the closing of each Acquisition subsequent to the Georgetown Acquisition (a "Subsequent Acquisition"), the Company shall loan to the Employee the amount set forth on Schedule B attached hereto and incorporated by reference herein. For purposes of this Section 4.2(b); (i) a single Subsequent Acquisition shall be deemed to occur if the acquired business had annual revenues of more than $5,000,000 and less than $30,000,000 for its last completed fiscal year; (ii) two Subsequent Acquisitions shall be deemed to have occurred if the acquired business had annual revenues for its last completed fiscal year of greater than $30,000,000 but less than $50,000,000; and (iii) each incremental increase, or part thereof, of $25,000,000 in the acquired business's annual revenues for its last completed fiscal year over $50,000,000 shall equal one additional Subsequent Acquisition.

          For example, if subsequent to the Georgetown Acquisition, the Company acquires Company A with annual revenues of $10,000,000 on August 1, 1997; Company B with annual revenues of $31,000,000 on September 1, 1997, and Company C with annual revenues of $75,000,000 on October 1, 1997, the Employee would be loaned the following amounts on the closing of each acquisition:

          Company A = $100,000     (Company A equals Subsequent Acquisition 1)

          Company B = $245,000     (Company B equals Subsequent Acquisitions 2
                                   and 3)

          Company C = $480,000     (Company C equals Subsequent Acquisitions 4,
                                   5 and 6)

          (ii) LOAN ADVANCE. Unless previously advanced upon the completion of Subsequent Acquisitions as provided above in Section 4.2(i), the Company shall advance to the Employee up to an additional $295,000 on or before October 1, 1997 from time to time as the

Employee may request in writing and subject to the Company's availability of funds at the time of the request. Amounts loaned to the Employee pursuant to this Section 4.2(ii) are advances against amounts to be loaned upon the closing of each Subsequent Acquisition as provided in Section 4.2(i) and, as a result, no additional amounts will be loaned to the Employee upon the closing of a Subsequent Acquisition as provided in Section 4.2(i) until sufficient Subsequent Acquisitions have been closed to cover the amounts advanced pursuant to this
Section 4.2(ii).

          (iii) INTEREST. The Loans provided for in this Section 4.2 shall bear interest at the Borrowing Rate as adjusted on the last day of each fiscal quarter, PROVIDED, HOWEVER, that any amounts advanced to the Employee pursuant to Section 4.2(ii) shall bear interest at the higher of the Borrowing Rate or 16% until such time as sufficient Subsequent Acquisitions are closed to cover the amounts advanced pursuant to Section 4.2(ii). Commencing December 15, 1998, interest shall be payable annually in cash on or before December 31st of each year during the term of the Loans.

           (iv) TERM. All outstanding principal and accrued but unpaid interest on the Loans shall be due on July 1, 2004. The remaining principal balance and accrued interest of the Note shall be forgiven by the Company if the Employee is terminated pursuant to Sections 5.1. 5.2, 5.4 or 5.5 hereof or upon a Hostile Change in Control of the Company.

            (v) FORM OF NOTE The form of promissory note for each advance is attached hereto as Schedule C.

     4.3 BONUS. In addition to the Base Salary, the Employee shall be awarded for each fiscal year until the Date of Termination, an annual bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise) in an amount to be determined by the Board of Directors (or a committee thereof), in its sole discretion (the "Annual Bonus").

     4.4 LOCATION OF OFFICE. The Employee's primary office will be located at the Company' headquarters in Arapahoe or Douglas County, Colorado.

     4.5 VACATION. Until the Date of Termination, the Employee shall accrue and be entitled to take one week of paid vacation during each one year period the Employee has been employed by the Company provided, however, that the Employee may only accrue a maximum of five weeks of vacation. Any vacation accrued but not taken by the Employee in excess of five weeks will be forfeited if not used during the one year Employment period following the date of accrual. For purposes of this provision, the Employee was initially employed by the Company on January 1, 1990.

     4.6 VEHICLE. Until the Date of Termination, the Company shall lease a sports utility vehicle, subject to the approval of the Compensation Committee, on behalf of the Employee.

     4.7 INCENTIVE, SAVINGS AND RETIREMENT PLANS. Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees.

           (i) Employee shall be entitled to participate in the Company's insurance benefit plan which will provide the Employee with term insurance on the life of the Employee equal to $1,000,000. The Company shall be responsible for and shall pay all premiums thereon. In all cases, the beneficiary of such insurance shall be the Employee's spouse and/or lineal descendants and/or a trust for the benefit of any such person or persons, as designated, from time to time, by the Employee.

          (ii) The Employee and/or the Employee's family, as the case may be, shall be eligible to participate in and shall receive all benefits under the Company's welfare benefit plans. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

     4.8 REIMBURSEMENT OF EXPENSES. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, long distance telephone charges, cellular phone charges, facsimile, entertainment and similar expenses incurred for the benefit of the Company or while travelling or commuting on Company business. Subject to the Company's policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, the Company shall reimburse the Employee for such expenses from time to time, at the Employee's request, and the Employee shall account to the Company for all such expenses.

     4.9 DE-MINIMIS EXPENSES. The Employee shall be permitted to use Company equipment, such as telephones, copy machines and facsimile machines, for de-minimis personal matters.

     4.10 STOCK OPTIONS. The Employee will be granted options to acquire Common Stock in accordance with the Executive Stock Option Agreement attached hereto as Schedule D.

5.   TERMINATION.

     5.1 DEATH. This Agreement shall terminate automatically upon the death of the Employee.

     5.2 DISABILITY. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, upon the Disability of the Employee.

     5.3 CAUSE. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, for Cause. For purposes of this Agreement, "Cause" means (i) the Employee's willful and continued refusal to perform substantially his duties and responsibilities as contemplated in this Agreement (other than any such refusal based upon the written advice received from the Employee's legal counsel that performance of his duties would cause a breach of his duties to the Company or be a violation of applicable law or regulation, or resulting from Disability or from the Employee's termination for Good Reason); (ii) the Employee's willful engaging in activities which would (a) constitute a breach of a material term of this Agreement, or (b) result in a material injury to the Company or its Affiliates;
(iii) the Employee's non-appealable conviction of a felony; (iv) the Employee's acknowledged or admitted commission of acts of fraud, embezzlement, theft or other dishonest acts against the Company or the good faith determination by the Board of Directors that the Employee has committed the foregoing acts; and (v) the Employee's use of alcohol (except at Company sponsored parties or receptions) or illegal drugs on the Company's premises. For the purposes hereof, no act or failure or refusal to act on the Employee's part shall be considered "willful" unless done, or omitted to be done, by the Employee not in good faith and without belief that his action or omission was in the best interest of the Company or any Affiliate.

     5.4 WITHOUT CAUSE. The Company may terminate this Agreement Without Cause, upon written notice to the Employee delivered in accordance with Sections
5.6 and 13.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated "Without Cause" if the Employee is terminated by the Company for any reason other than Cause, Disability or death.

     5.5 GOOD REASON. The Employee may terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections
5.6 and 13.1 hereof. For purposes of this Agreement, "Good Reason" means (i) the assignment to the Employee of substantial duties inconsistent in any material respect with the Employee's duties or responsibilities as contemplated in this Agreement, provided, however, Employee acknowledges that, from time to time, he may be required to fulfill various clerical and other tasks incidental to his employment by the Company which are specifically considered within the Employee's duties or responsibilities as contemplated in this Agreement, (ii) any other action by the Company which results in a material diminishment in the Employee's position (including titles and reporting requirements), authority, duties or responsibilities, (iii) any material breach by the Company of any of the provisions of this Agreement, or (iv) any reduction, or attempted reduction, at any time during the Employment Period, of the Base Salary of the Employee unless: (i) such reduction is part of an overall proportional reduction in the compensation of the Company's executive officers implemented by the Company's Board of Directors or, (ii) in his capacity as a Director, the Employee recommends or approves the reduction.

     5.6 NOTICE OF TERMINATION. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Employee's Disability, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination of the Employee's employment under the provisions so indicated and (iii) in the case of termination of this Agreement by the Company for Cause, provides the Employee, and in the case of termination of this Agreement by the Employee for Good Reason, provides the Company, with a period of 30 days to cure the basis of such termination, and (iv) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 30 days after the giving of such notice).

6.   OBLIGATIONS OF COMPANY UPON TERMINATION.

     6.1 CAUSE; OTHER THAN GOOD REASON. If this Agreement shall be terminated either by the Company for Cause or by the Employee for any reason other than Good Reason, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, (i) the aggregate of the Employee's Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company and (ii) the product of (a) the Annual Bonus paid to the Employee for the last full fiscal year preceding the Date of Termination and (b) the fraction obtained by dividing (x) the number of days between the Date of Termination and the last day of the last full fiscal year
preceding the Date of Termination and (y) 365.   All other obligations of the
Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

     6.2  DEATH OR DISABILITY.

          (i) Subject to the provisions of this Section 6.2, if this Agreement is terminated as a result of the Employee's death or Disability, the Company shall pay to the Employee or his estate, in a lump sum in cash within 30 days of the Date of Termination an amount equal to the Employee's Base Salary (as in effect on the Date of Termination). The Company may purchase insurance to cover all or any part of the obligation contemplated in the foregoing sentence, and the Employee agrees to submit to a physical examination to facilitate the procurement of such insurance.

         (ii) Whenever compensation is payable to the Employee hereunder during a period in which he is partially or totally disabled, and such Disability would (except for the provisions hereof) entitle the Employee to Disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company, the Disability income or salary continuation paid to the Employee pursuant to any such plan or program shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto. If Disability income is payable directly to the

     Employee by an insurance company under the terms of an insurance policy paid for by the Company, the amounts paid to the Employee by such insurance company shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto.

     6.3 GOOD REASON; WITHOUT CAUSE. If (i) this Agreement shall be terminated either by the Employee for Good Reason or by the Company Without Cause and (ii) a Hostile Change of Control of the Company has not occurred within the two-year period preceding the Date of Termination:

               (a) the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                    (1) if not theretofore paid, the amount of the Employee's Base Salary (as in effect on the Date of Termination) through the Date of Termination and the bonus payable under Section 4.3, if any, plus the amount of the Base Salary that would have been paid to the Employee under this Agreement from the Date of Termination through the expiration of the initial term provided, however, that for purposes of this Section 6.3(a)(1), the remaining portion of the initial term shall not be less than three years;

                    (2) the product of (x) the Annual Bonus paid to the Employee for the last full fiscal year preceding the Date of Termination and (y) the fraction obtained by dividing (i) the number of days between the Date of Termination and the last day of the last full fiscal year preceding the Date of Termination and (ii) 365; and

                    (3) in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company;

               (b) the Company shall promptly upon submission by the Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses paid or incurred by the Employee which would have been payable under Section 4.8 of this Agreement if the Employee's employment had not terminated; and

               (c) until the expiration of the Initial Term or any renewal period pursuant to Section 3 hereof (such period is sometimes referred to herein as the "Unexpired Term") or of the 12-month period commencing on the Date of Termination, whichever is longer, the Company shall continue benefits to the

          Employee and/or the Employee's family at least equal to those which would have been provided to them under Section 4.8 if the Employee's employment had not been terminated.

               (d) all loans made to the Employee under Section 4.2 of the Agreement shall be immediately forgiven and the Company shall pay to the Employee a lump sum equal to the amount of taxes payable by the Employee as a result of such forgiveness.

     6.4 HOSTILE CHANGE IN CONTROL. If this Agreement (i) shall be terminated either by the Employee for Good Reason or by the Company Without Cause and (ii) a Hostile Change in Control of the Company has occurred within the two-year period preceding the Date of Termination:

          (i) the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               (a) an amount equal to the greater of the amount of the Base Salary that would have been paid to the Employee under this Agreement from the Date of Termination through the expiration of the initial term or 2.99 times the sum of (a) the Employee's Base Salary (as in effect on the Date of Termination or such higher rate as may have been in effect at any time during the 90-day period preceding the Date of Termination) and (b) the Annual Bonus paid to the Employee for the last full fiscal year;

               (b) in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company; and

               (c) the amount of all accrued but unused vacation as provided in Section 6.6, below.

          (ii) The Company shall promptly upon submission by the Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses paid or incurred by the Employee which would have been payable under
Section 4.8 of this Agreement if the Employee's employment had not terminated.

          (iii) All loans made to the Employee under Section 4.2 of the Agreement shall be immediately forgiven and the Company shall pay to the Employee a lump sum equal to the amount of taxes payable by the Employee as a result of such forgiveness.

          (iv) Until the expiration of the longer of the Unexpired Term or 12-month period commencing on the Date of Termination, whichever is longer, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them under Section 4.8 if the Employee's employment had not been terminated.

     6.5 NO MITIGATION OBLIGATION. The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Section 6 be reduced by any compensation earned by the Employee as the result of employment by another employer after the termination of the Employee's employment, or otherwise.

     6.6 VACATION TIME. Notwithstanding anything herein to the contrary, upon termination of this Agreement for any reason, the Company shall pay the Employee for any accrued but not taken Vacation Time as of the Date of Termination on a per diem basis based on the Base Salary then in effect, PROVIDED, HOWEVER, that upon termination in the event of a Hostile Change in Control, the amount of accrued vacation shall not be subject to the five week limitation and all forfeited accrued vacation from January 1, 1990 through the Date of Termination shall be deemed to be due and owing to the Employee.

7.   EMPLOYEE'S OBLIGATION TO AVOID CONFLICTS OF INTEREST.

     In keeping with the Employee's fiduciary duties to the Company, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.

8.   EMPLOYEE'S CONFIDENTIALITY OBLIGATION.

     8.1 The Employee hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Section 8. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret.

     8.2 For purposes of this Agreement, "Confidential Information" means information, which is used in the business of the Company or its Affiliates and
(i) is proprietary to, about or created by the Company or its Affiliates,(ii) gives the Company or its Affiliates a competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which would be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, (iv) was not or does not become generally available to the public other than as a result of the disclosure by the Employee or (v) was not available or did not become available to the Employee on a non-confidential basis prior to its disclosure to the Employee by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

               (a) Internal personnel and financial information of the Company or its Affiliates, purchasing and internal cost information, internal service and operational manuals and the manner and methods of conducting the business of the Company or its Affiliates;

               (b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

               (c) Customer services and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

               (d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

     8.3 As a consequence of the Employee's acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

          (i) At any time during the Employment Period and thereafter, except as required by law, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).

          (ii) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent.

          (iii) On the Date of Termination, upon the Company's written request, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

9. DISCLOSURE OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS.

     As part of the Employee's fiduciary duties to the Company, the Employee agrees that during his employment by the Company, the Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Employee used the Company's time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identify of key representatives within acquisition prospect organizations, prospective names or service marks for the Company's business activities, and the like.

10. OWNERSHIP OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS AND ALL ORIGINAL WORKS OF AUTHORSHIP.

     10.1 All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Employee or which are disclosed or made known to the Employee, individually or in conjunction with others, during the Employee's employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers' organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

     10.2 In particular, the Employee hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor's certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Employee shall assist the Company and its nominee at all times, during the Employment Period and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any application for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

     10.3 If the Employee creates, during the Employment Period, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company's business, products or services, other than an autobiographical work concerning the Employee or others, whether such work is created solely by the Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of his employment; or, if the work is not prepared by the Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Employee hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Employee's worldwide right, title and interest in and to such work and all rights of copyright therein. The Employee agrees to assist the Company and its Affiliates, at all times, during the Employment Period and thereafter, in the protection of the Company's worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

11.  CERTAIN TAXES.

     11.1  GROSS-UP PAYMENTS.   If all or any portion of the payments and
benefits which the Employee is entitled to receive pursuant to the terms of this Agreement or any other plan, arrangement or agreement in respect of the Company or its affiliates (the "Payments") constitutes "excess parachute payments" within the meaning of Section 280G of the Code, that are subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (or its successors or assigns) shall pay to the Employee an additional amount ("Gross-Up Payment") such that the net amount retained by the Employee, after deduction of (i) any Excise Tax on Payments,
(ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 11.1, and (iii) any interest and penalties imposed in respect of the Excise Tax shall be equal to the full amount of the Payments. The Gross-Up Payment for any Payment shall be paid to Employee within ten days after the Imposition of Excise Tax, unless the Company undertakes to indemnify him as provided in Section 11.2. The "Imposition of Excise Tax" shall mean the earliest of: (a) the issuance by the Internal Revenue Service of a notice stating in effect that an Excise Tax is due with respect to the Payment; (b) Employee's delivery to the Company of an opinion of tax counsel selected by Employee that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment; or (c) the Company's delivery to Employee of an opinion of tax counsel selected by the Company and acceptable to Employee that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment.

     11.2 DEFENSE AND SETTLEMENT OPTION. In lieu of paying the Gross-Up Payment for any Payment, the Company may elect to undertake, at its sole expense, the defense and settlement of any assessment by the Internal Revenue Service of the Excise Tax on any Payment. If the Company so elects to undertake the defense or settlement of any assessment by the Internal Revenue Service of the Excise Tax on any Payment, the Company shall protect, defend, indemnify and hold Employee forever harmless from and against the Excise Tax on such Payment and any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages or expenses, including attorney's fees and accountant's fees in connection with any thereof, and any interest and penalties sustained by Employee as a result of or arising out of or by virtue of the Company's undertaking.

     11.3 ADJUSTMENTS. If the Excise Tax is determined to be less than the amount taken into account in determining the Gross-Up Payment paid pursuant to
Section 11.1, Employee shall repay to the Company, within ten days after receipt of a refund by the Employee from the Internal Revenue Service of such overpayment, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1273(b)(2)(B) of the Code for debt instruments with a maturity after issuance equal to the period beginning on the date the Gross-Up Payment was made and ending on the date of repayment required by this sentence. If the Excise Tax is determined to exceed the amount taken into account in determining the Gross-Up Payment paid pursuant to Section 11.1, the Company within 10 days after the time that the amount of such excess Excise Tax is determined shall make an additional payment to the Employee of an amount equal to such excess plus an amount equal to any interest and penalties payable to the Internal Revenue Service with respect to such excess and any Excise Tax on payment pursuant to this sentence upon payments made pursuant to this sentence.

12.  EMPLOYEE'S NON-COMPETITION OBLIGATION.

     12.1 Until the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or from time to time during the Employment Period conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 12.1.

     12.2 In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that until the Date of Termination, he shall not at any time, directly or indirectly, (a) solicit any employee of the Company to leave his employment, (b) solicit any customer or acquisition prospect of the Company, derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

     12.3 In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that if this Agreement is terminated either by the Company for Cause or by the Employee for any reason other than Good Reason, then for a period of one year following the Date of Termination, he shall not at any time, directly or indirectly, (i) solicit any employee of the Company to leave his employment, (ii) solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto. Notwithstanding the foregoing, the Employee shall not be precluded at any time after the Date of Termination from being employed by a firm or other entity which engages in any of the activities described in the preceding sentence; provided that Employee himself does not participate or assist his employer in any manner in such activities.

13.  MISCELLANEOUS.

     13.1 NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company to:

     384 Inverness Drive South
     Suite 211
     Englewood, CO 80112
     Attention: Board of Directors

     If to the Employee to:

     Thomas J. Wiens
     5567 S. Perry Park Road
     Sedalia, CO 80135

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13.1.

     13.2 WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

     13.3  ASSIGNMENT.   This Agreement shall be binding upon and inure to
the benefit of the Company, its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided that in case of the sale of all or substantially all of the assets and/or business of the Company, whether by merger, consolidation, purchase or otherwise, the Company will require the purchaser or acquiror to assume all of the Company's obligations and liabilities hereunder.

     13.4 ENTIRE AGREEMENT; NO ORAL AMENDMENTS. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

     13.5  ENFORCEABILITY.   If any provision of this Agreement or
application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

     13.6 GOVERNING LAW. The laws of the State of Colorado shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof.

     13.7  INJUNCTIVE RELIEF.   The Company and the Employee agree that a
breach of any term of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee's duties or responsibilities hereunder.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the 24th day of July, 1997 to be effective July 1, 1997.


                                          RECYCLING INDUSTRIES, INC.


                                          By:/s/ Luke F. Botica
                                             ----------------------------------
                                             Luke F. Botica, Chairman of the
                                             Compensation Committee



                                          EMPLOYEE:


                                          By:/s/ Thomas J. Wiens
                                             ----------------------------------
                                             Thomas J. Wiens

                                      SCHEDULE A


                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     The Employee as chairman shall preside at all meetings of shareholders, and the chairman shall also preside at all meetings of the board of directors. Subject to the direction and control of the board of directors, the Employee shall be the chief executive officer of the Company and as such shall have general and active management of the business of the Company and shall see that all orders and resolutions of the board of directors are carried into effect. The chairman may negotiate, enter into, and execute contracts, deeds, and other instruments on behalf of the Company as are necessary and appropriate to the conduct to the business and affairs of the Company or as are approved by the board of directors. The chairman shall have such additional authority and duties as are appropriate and customary for the office of chairman and chief executive officer, except as the same may be expanded or limited by the board of directors from time to time.

     In addition the foregoing duties, the Employee shall:

     1. Prepare a strategic plan for the Company in cooperation with the Company's other executive officers.

     2. Identify acquisition opportunities and negotiate for the completion of such acquisitions in accordance with the Company's strategic plan.

     3. Identify and negotiate debt and equity financing consistent with the Company's strategic plan.

     4. Oversee the operations of the Company through and with the Company's officers who are responsible for operations.

     5. Oversee the financing of the Company through and with the Company's officers who are responsible for financial matters.

     6.   Manage the corporate functions of the Company.

                                      SCHEDULE B

                                    LOAN SCHEDULE

Subsequent Acquisition        Loan Amount         Cumulative Loan Amount
       Number
          1                     $100,000                        $100,000
          2                     $115,000                        $215,000
          3                     $130,000                        $345,000
          4                     $145,000                        $490,000
          5                     $160,000                        $650,000
          6                     $175,000                        $825,000
          7                     $190,000                      $1,015,000
          8                     $205,000                      $1,220,000
          9                     $220,000                      $1,440,000
         10                     $235,000                      $1,675,000
         11                     $250,000                      $1,925,000

                                      SCHEDULE C

                               FORM OF PROMISSORY NOTE

                                      SCHEDULE D

                           EXECUTIVE STOCK OPTION AGREEMENT


                                         -23-